EXHIBIT 99.2
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FOR IMMEDIATE RELEASE
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CONTACTS:   Media:   Kathryn Corbett     Investors:   Mariann Ohanesian
                     Edelman Financial                ICN Pharmaceuticals
                     (212) 704-8292                   (714) 545-0100


              ICN SELLS ITS EUROPEAN RIGHTS FOR RIBAVIRIN FOR
           HEPATITIS C THERAPY TO SCHERING-PLOUGH FOR INCREASED
                   WORLDWIDE ROYALTIES AND $16.5 MILLION
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     NEW YORK, N.Y., July 16, 1998 - - ICN Pharmaceuticals, Inc. (NYSE:
ICN) today announced that it sold its rights to Schering-Plough Corporation (NYSE: SGP) to co-market oral ribavirin for the treatment of hepatitis C
(HCV) in the European Union (EU). As part of the original 1995 licensing agreement with Schering-Plough, ICN had retained the right to co-market ribavirin capsules in the EU under its own trademark, VIRAZOLE(R), as combination therapy with interferon alfa-2b, recombinant (injection). The new agreement with Schering-Plough covers only oral ribavirin for HCV. ICN continues to retain rights for all other forms and indications for ribavirin (VIRAZOLE). As part of the agreement, ICN will receive increased royalty rates not only in the EU but worldwide, while Schering-Plough will extend its exclusive rights to market ribavirin in combination with interferon alfa-2b, recombinant (injection), which Schering-Plough markets as INTRON(R) A. The per-capsule minimum royalty established in the original license has also been increased. In addition, ICN said it will receive a one-time compensation of $16.5 million as part of the new agreement, which includes the reimbursement of certain expenses incurred by ICN in preparation for the launch of VIRAZOLE(R) Capsules (ribavirin) in the EU. The total potential incremental value of the new agreement is estimated to exceed the income potential available through the Company's own co-marketing efforts.

     Schering-Plough has submitted a Marketing Authorization Application to the European Agency of Medicinal Products seeking to market REBETRON(TM) Combination Therapy containing ribavirin capsules and interferon alfa-2b, recombinant injection for the treatment of chronic hepatitis C in patients with compensated liver disease who have relapsed following alpha interferon therapy.

     "We are very pleased by this new arrangement which solidifies our partnership with Schering-Plough and enables them to focus their competitive efforts on maximizing the ribavirin sales opportunity in the treatment of HCV," said Milan Panic, Chairman and Chief Executive Officer of ICN. "Our new agreement reduces the risks and costs associated with a separate launch and is financially more beneficial for us."

     Ribavirin is a synthetic nucleoside analog with broad-spectrum antiviral activity. ICN, which discovered ribavirin, currently markets the drug as VIRAZOLE in a variety of dosage forms for at least one of 10 indications in 44 countries. VIRAZOLE is sold in the U.S. and the EU only for aerosol use for the treatment of hospitalized infants and young children with lower respiratory infection due to respiratory syncytial virus.

     Interferon alfa-2b is a recombinant version of naturally occurring alpha interferon, which has been shown to exert both antiviral and immunomodulatory effects. Schering-Plough markets interferon alfa-2b as INTRON A, the world's largest-selling alpha interferon, for 16 major antiviral and anticancer indications worldwide.

     Some four million Americans are chronically infected with HCV, according to the Centers for Disease Control and Prevention (CDCP). The CDCP has estimated that 20-50 percent of chronically infected hepatitis C patients will develop liver cirrhosis, and 20-30 percent of those will go on to develop liver cancer or liver failure requiring liver transplant. Hepatitis C infection contributes to the deaths of 8,000 to 10,000 Americans each year. In the absence of active intervention, this toll is expected to triple by the year 2010 and exceed the number of annual deaths due to AIDS, according to the CDCP.

     Similarly, in most European countries, one to two percent of the general population are chronically infected with HCV. According to a study conducted by the World Health Organization (WHO), which recently issued a world alert about the spread of hepatitis C, as many as five million Europeans have been chronically infected with HCV.

     ICN manufactures and markets a broad range of prescription and non-prescription pharmaceuticals and biotechnology research products in over 90 countries and employs some 17,000 people worldwide. ICN has operations in Western, Central and Eastern Europe, North and Latin America, and the Pacific Rim. Additional information is available on the corporate website at http://www.icnpharm.com.

     THE SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. This press release contains forward-looking statements that involve risks and uncertainties, including but not limited to, projections of future sales, operating income, returns on invested assets, regulatory approval processes, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings.

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